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Exhibit 23.5

CONSENT

The undersigned hereby consents to being named in the registration statement of Form S-11 (Registration No.333-159962) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the "Registration Statement") of Western Asset Mortgage Capital Corporation, a Delaware corporation (the "Company"), as an individual to become a director of the Company and to the inclusion of his biographical information in the Registration Statement.

Dated: April 27, 2011
/s/ CHRISTIAN MITCHELL
Name:

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CONSENT